Exhibit 10.17

EXECUTION VERSION

INSTALLMENT SALE AND PURCHASE AGREEMENT

This INSTALLMENT SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 7th day of May, 2014 (the “Effective Date”), by and among NGL Energy Partners LP, a Delaware master limited partnership (“NGL”), and Philadelphia Energy Solutions Refining and Marketing LLC, a Delaware limited liability company (“PESRM”). NGL and PESRM may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, PESRM owns and operates an oil refining facility commonly referred to as the “Philadelphia Refining Complex”, located in Philadelphia, Pennsylvania (the “Refinery”);

WHEREAS, PESRM has entered into that certain Engineering, Design, Procurement and Construction Management Agreement, by and between PESRM and Jacobs Field Services North America, Inc., dated as of April 7, 2014 (the “EPCM”) to construct a butane rack loading and unloading facility at the Girard Point South Yard, as more particularly described on Exhibit A (the “Facility”);

WHEREAS, PESRM and NGL have entered into or, simultaneously with this Agreement, intend to enter into that certain Management Services Agreement, dated as of May 7, 2014 (the “MSA”), pursuant to which the Parties intend for NGL, among other services, to make all payments that may be required under the EPCM and under any other contracts in order to design, engineer, procure equipment, construct and bring the Facility into commercial operation;

WHEREAS, the Parties intend for NGL to receive title to the Facility in accordance with Section 21.1 of the EPCM and PESRM desires to use and operate the Facility in connection with its operation of the Refinery as soon as Substantial Completion or Beneficial Occupancy (each as defined in the EPCM) occurs; and

WHEREAS, NGL agrees to sell to PESRM and PESRM agrees to purchase from NGL the Facility in accordance with the terms and conditions provided herein; and

WHEREAS, NGL shall have received a Non-Disturbance Agreement from JP Morgan Chase Bank, N.A. recognizing NGL’s interest in the Facility and agreeing not to disturb such interest.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

DEFINITIONS

1.1                               Definitions. For all purposes of this Agreement (including the preceding recitals) unless otherwise required by the context in which any defined term appears, capitalized terms have the meanings specified in this Section 1.1.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Project Costs” has the meaning set forth in the MSA.

“Aggregate Purchase Price” has the meaning set forth in the MSA.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all treaties, constitutions, charters, acts, statutes, laws, regulations, rules, codes. ordinances, judgments, directives, Permits, decrees, mandates, approvals, interpretations, injunctions, writs, orders or other similar legal requirements of any Governmental Authority or other authority or other body having jurisdiction over PESRM, NGL, the Facility or the operation of the Facility, as may be in effect from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Development Fee” has the meaning set forth in Section 3.4(c).

“Disclosing Party” has the meaning set forth in Section 7.2.

“Effective Date” has the meaning set forth in the preamble.

“EPCM” has the meaning set forth in the recitals.

“Event of Default” has the meaning set forth in Section 6.1.

“Facility” has the meaning set forth in the recitals.

“Governmental Authority” means any national, federal, state, regional, county, parish, municipal, local or other governmental, regulatory or administrative agency, commission, department, board or other government subdivision, court, tribunal, arbitral body or any other government or any Person exercising any governmental authority.

“Initial Purchase Price” has the meaning set forth in the MSA.

“MSA” has the meaning set forth in the recitals.

“NGL” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any Party, individual, partnership, corporation, association, limited liability company, business trust, government or political subdivision thereof, governmental agency or other entity.

“PESRM” has the meaning set forth in the preamble.

“Prepayment Option” has the meaning set forth in Section 3.4(d).

“Receiving Party” has the meaning set forth in Section 7.2.

“Refinery” has the meaning set forth in the recitals.

“Substantial Completion” has the meaning set forth in the EPCM.

“Substantial Completion Project Costs” has the meaning set forth in the MSA.

“Term” means the period of time commencing on the Effective Date and ending on the Transfer Date.

“Transfer Date” has the meaning set forth in the MSA.

1.2                               Rules of Interpretation.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein, and in any certificate or other document made or delivered pursuant hereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other contracts shall, unless otherwise specified, be deemed to refer to such agreements or contracts as amended, supplemented, restated or otherwise modified from time to time.

(c)                                  The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

AGREEMENT

2.1                               Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the exhibits and appendices that are incorporated by reference herein and made part hereof, including the following Exhibits:

(a)                                 Exhibit A                                             Facility Description

(b)                                 Exhibit B-1                                  Initial Amortization Schedule

(c)                                  Exhibit B-2                                  Amended Amortization Schedule

2.2                               Order of Precedence. In the event of a conflict, variation or inconsistency among the Exhibits and the terms and conditions of the body of this Agreement, the terms and conditions of the body of this Agreement shall control and be given priority.

SALE OF FACILITY; PURCHASE PROVISIONS

3.1                               Sale of Facility. NGL hereby agrees to sell the Facility, including, without limitation, all personal property of any kind comprising the Facility as more particularly described on Exhibit A, to PESRM, and PESRM hereby agrees to purchase the Facility, including, without limitation, all personal property of any kind comprising the Facility from NGL, upon the terms and conditions set forth herein.

3.2                               Title; Right to Use; Quiet Enjoyment.

(a)                                                                 From NGL’s receipt of title to the Facility pursuant to Section 21.1 of the EPCM until the Transfer Date, NGL shall retain title to the Facility in accordance with Section 5.5 of the MSA and PESRM shall have the exclusive right to use and operate the Facility in accordance with Section 5.6 of the MSA. NGL shall transfer title to the Facility to PESRM free and clear of all liens and encumbrances except for (i) liens for taxes that are incurred in the ordinary course of business that are not yet due and payable and (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s and other similar liens, charges or assessments arising by operation of Applicable Law in the ordinary course of business for obligations which are not yet due or that are not yet due in the normal course of business or, if delinquent, that are being contested in good faith by appropriate action (subparagraphs (i) and (ii) collectively referred to as the “Permitted Liens”). At such time, NGL shall, at the sole expense of PESRM, execute and deliver a bill of sale, to effect the sale and conveyance of NGL’s right, title and interest in and to the Facility, and shall take such other action as may be deemed necessary or appropriate by PESRM to evidence or confirm such conveyance and to transfer ownership and title free and clear of all liens and encumbrances other than Permitted Liens.

(b)                                                                 Payments for the Facility shall be made by PESRM to NGL in installments as provided in Section 3.34 and Exhibits B-l and B-2 unless PESRM exercises its Prepayment Option as provided in Section 3.4(d).

(c)                                                                  PESRM shall quietly enjoy the Facility without hindrance or molestation by NGL or by any other person lawfully claiming by or through NGL. NGL shall neither take nor suffer or permit any action by NGL, its affiliates or third parties to prevent PESRM from having quiet and peaceable possession and enjoyment of the Facility and will, upon PESRM’s written request, cooperate with PESRM in order that PESRM may have quiet and peaceable possession and enjoyment of the Facility as hereinabove provided.

3.3                               Tax Treatment.

(a)                                 NGL agrees that it will not take depreciation deductions under U.S. federal, state and local tax laws with respect to the Facility.

(b)                                 NGL covenants and agrees not to take any position in any tax return, refund claim, audit, examination, contest, litigation or otherwise that is inconsistent with this Section 3.3, and to cooperate in good faith in responding to any challenge to any position taken by PESRM that is consistent with this Section 3.3.

3.4                               Installment Payments.

(a)                         Once the Substantial Completion Project Costs are known, the initial amortization schedule on Exhibit B-1 shall be completed. Starting on the first Business Day of the month following the month in which the Substantial Completion Date occurs and until the Parties agree on the Aggregate Purchase Price and the amendment to the initial amortization schedule in accordance with Section 5.1(c) of the MSA, PESRM shall pay to NGL the Substantial Completion Project Costs in equal monthly installments as set forth on the initial amortization schedule on Exhibit B-1 on or prior to the dates set forth therein.

(b)                         After the amendment of the initial amortization schedule to allocate the Aggregate Project Costs in accordance with Section 5.1(c) of the MSA, PESRM shall pay to NGL as basic installments of the Aggregate Project Costs the amounts set forth in the amended amortization schedule on Exhibit B-2 on or prior to the dates set forth therein.

(c)                          PESRM shall pay to NGL a development fee equal to 12.0% per annum of the then outstanding balance of the Aggregate Project Costs (the “Development Fee”). The Development Fee shall accrue daily on the then outstanding balance of the Aggregate Project Costs and shall be calculated on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed. PESRM shall make monthly installments of the Development Fee in conjunction with the installments of the Substantial Completion Project Costs or the Aggregate Project Costs (as the case may be) in accordance with the attached amortization schedules.

(d)                         At any time and from time to time, PESRM may, in its sole discretion, prepay the Aggregate Project Costs in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (the “Prepayment Option”). Such prepayment shall be made, together with any Development Fee that is accrued and outstanding pursuant to Section 3.4(c) at the time of such prepayment, at par without any premium or penalty. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice to NGL. Upon the giving of any such notice, the amount of the

Aggregate Project Costs specified in such notice shall become due and payable on the prepayment date specified therein. If such prepayment is made in part, the remaining installment payments shall be reduced pro rata by the amount of such prepayment.

(e)                          In the event that PESRM effects an early termination of the Natural Gas Liquids Sale and Purchase Agreement, NGL shall have the option to declare all unpaid amounts due to it under the terms of this Agreement and the MSA immediately due and payable.

(f)                           All payments of installments of Aggregate Project Costs and the Development Fee shall be made at NGL’s offices at 3773 Cherry Creek North Dr., Suite 1000, Denver, Colorado 80209 (or at such other place as NGL shall have designated to PESRM in writing) on the date due in Immediately available funds and without set-off or counterclaim or deduction of any kind. All payments received hereunder shall be applied first to accrued Development Fee as of the date of payment and second to the outstanding Aggregate Project Costs.

3.5                               Obligations Unconditional. PESRM agrees it will not (i) suspend, discontinue or abate any payment required hereunder, (ii) fail to observe an of its other covenants or obligations in this Agreement, or (iii) terminate this Agreement for any cause whatsoever unless and until the Aggregate Purchase Price is paid in full.

Subject to the foregoing, nothing contained in this Section 3.5 shall be construed to release NGL from the performance of any of its obligations in this Agreement or to affect the right of PESRM to seek remedies against NGL in the event NGL should fail to perform any such obligation. NGL covenants that it will not take suffer or permit any action which will adversely affect, or create any defect in its title to the Facility or which will otherwise adversely affect the rights or estate of PESRM hereunder, except upon prior written consent of PESRM.

3.6                               Security Interest. PESRM acknowledges that this Agreement is intended as security for payment of the Aggregate Purchase Price. To secure payment of all sums owing by PESRM hereunder, PESRM hereby pledges, transfers, assigns and grants to NGL, as secured party, a lien upon, security interest in and right of set-off against, all of PESRM’s right, title and interest, to any personal property that comprises the Facility. PESRM shall promptly authorize and deliver all financing statements, including any precautionary financing statements and continuation statements, as applicable, in order to protect any lien granted to NGL, which financing statements shall be filed in the appropriate filing offices as directed by NGL. Upon the occurrence of the Transfer Date, the Facility shall automatically be released from the lien of this Agreement and all rights to the Facility shall revert to PESRM. Upon such release, NGL shall, upon the request and at the sole cost and expense of PESRM, assign, transfer and deliver to PESRM, such Facility, and proper documents and instruments (including any UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such lien, as the case may be. The Parties agree that the security interest granted herein shall constitute a purchase money security interest. The Parties agree that for purposes of the security interest granted herby, the entire Facility is personal property.

3.7                               Discharge of Liens and Encumbrances.

(a)                         PESRM, throughout the Term, shall not permit or create or suffer to be permitted or created any lien, except for encumbrances permitted by NGL or liens for taxes not yet due and payable, upon the Facility or any part thereof by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Facility or any part thereof.

(b)                         Notwithstanding the provisions of Section 3.7(a), PESRM may in good faith contest any such lien. In such event, PESRM may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless NGL shall notify PESRM that by nonpayment of any such item or items, the security interest granted pursuant to Section 3.6 or the Facility or any part thereof may be subject to loss or forfeiture, in which event PESRM shall promptly secure payment of all such unpaid items by filing a bond, in form and substance satisfactory to NGL, thereby causing such lien to be removed or by taking such other actions as may be reasonably satisfactory to NGL to protect its interest. Mechanics’ liens shall be discharged or bonded within thirty (30) days of the filing or perfection thereof for which PESRM has notice.

MODIFICATIONS TO THE FACILITY; TAXES; INSURANCE

4.1                               Maintenance and Modifications of the Facility by PESRM.

(a)                                                                 PESRM shall not abandon the Facility during the Term. Throughout the Term, PESRM shall (i) make all necessary repairs and replacements to the Facility (whether ordinary or extraordinary, foreseen or unforeseen), and (ii) operate the Facility in a careful and proper manner and in accordance with all Applicable Laws.

(b)                                                                 Throughout the Term, with the written consent of NGL, which shall not be unreasonably withheld or delayed, PESRM, from time to time, may make any additions, modifications or improvements to the Facility or any part thereof, provided that such actions do not materially impair the use of the Facility or materially decrease its value. All such additions, modifications or improvements made by PESRM shall become a part of the Facility and shall be demised by NGL to PESRM pursuant to the terms of this Agreement.

4.2                               Installation of Additional Equipment. Throughout the Term, PESRM may, from time to time, install additional machinery, equipment or other personal property in the Facility (which may be attached or affixed to the Facility), and such machinery, equipment or other personal property shall not become, or be deemed to become, a part of the Facility. PESRM may, from time to time, create or permit to be created liens on such machinery, equipment or other personal property. PESRM may, from time to time, remove or permit the removal of such machinery, equipment or other personal property from the Facility, provided that any such removal will not materially adversely affect the structural integrity of the Facility or impair the overall operating efficiency of the Facility. If any damage is occasioned to the Facility by such removal, PESRM agrees to promptly repair such damage at its own expense.

4.3                               Taxes, Assessments and Utility Charges.

(a)                                 Throughout the Term, PESRM agrees to pay, as the same become due and before any fine, penalty, interest or other cost may be added thereto, (i) all taxes, payments in lieu of taxes or governmental charges of any kind whatsoever which may at any time be lawfully assessed or levied against or with respect to the Facility and any machinery, equipment or other personal property installed or purchased by PESRM therein or thereon, including, without limiting the generality of the foregoing, any sales or use taxes imposed with respect to the Facility or any part or component thereof and any taxes levied upon or with respect to the income or revenues of PESRM from the Facility, and (ii) all utility and other charges, including service charges, incurred or imposed for or with respect to the maintenance, use, occupancy, and upkeep of the Facility. PESRM shall indemnify and hold NGL harmless from and against any liability for any such taxes, assessments, utility and other charges which may be assessed against NGL with respect to the Facility.

(b)                                 Each Party shall cooperate with the other Party and take any reasonably requested action which does not cause such Party to incur any material cost or inconvenience in order to minimize any taxes, payments in lieu of taxes, or governmental or other charges described in Section 4.5(a), including providing sales and use tax exemption certificates or other documentation necessary to support tax exemptions. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (i) the reporting and payment of any such taxes, payments or charges, (ii) any audit relating to any such taxes, payments or charges, or (iii) any assessment, refund, claim or proceeding relating to any such taxes, payments or charges. PESRM shall have the exclusive right to control any audit, examination, contest, litigation or other proceeding relating to taxes, payments in lieu of taxes, or governmental or other changes described in Section 4.5(a).

4.4                               Insurance.

(a)                                                                                 At all times throughout the Term, PESRM shall, at its sole cost and expense, maintain or cause to be maintained the following insurance coverages, and shall pay, as the same become due and payable, all premiums with respect thereto:

(i)                  All Risk Property Insurance. PESRM shall procure and maintain All Risk Property insurance as follows: PESRM shall place into effect all risk property insurance covering against physical loss or damage to all or any part of the Facility, on a full replacement cost basis, including fire and lightning, extended coverage, collapse, flood, and boiler and machinery coverage, malicious mischief and, to the extent available, certified and non-certified acts of terrorism. Such insurance coverage shall cover the full replacement cost of the Facility including real and personal property and shall not include any exclusion for ensuing loss caused by faulty workmanship, design or materials.

(ii)               Automobile Liability. PESRM shall provide and maintain business auto liability insurance covering owned, non-owned, leased and hired automobiles used by PESRM in the amount of Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily injury and property damage for each accident; and

(iii)            (a)            Workers compensation insurance covering PESRM employees as required by Applicable Law and (b) employer’s liability insurance with a limit of $2,000,000 per occurrence/annual aggregate; and

(iv)           Commercial general liability insurance covering bodily injury (including death) and property damage to third parties, personal injury and products/completed operations property damage. The policy will have a reasonable deductible and a limit of $5,000,000 per occurrence/annual aggregate. The Parties acknowledge and agree that a self-insured retention is acceptable to NGL to meet the obligations of this Section 4.4(a)(iv) and is deemed to be insurance for purposes of this Section 4.4(a)(iv); and

(v)              The required limits of insurance expressed in this Section 4.4 may be satisfied through a combination of primary and excess policies.

(b)                                                                                 All insurance policies procured by PESRM pursuant to this Section 4.4 (other than workers’ compensation) will require the insurer to waive subrogation against NGL and its Affiliates together with their respective officers, directors, Affiliates and employees and each such Person will be an additional insured with respect to all liability policies procured by PESRM pursuant to this Section 4.4 (other than workers’ compensation policies).

(c)                                                                                  All insurance policies with respect to insurance maintained pursuant to this Section 4.4 will comply with the following requirements:

(i)              Insurer Rating. Be placed with insurance companies that have a Best’s rating of at least A- or with companies that are otherwise reasonably acceptable to PESRM and NGL;

(ii)              Occurrence-Based. All insurance coverages shall be on an “Occurrence Basis” and not on a “Claims Made Basis.”

(iii)               Primary Coverage. State that such policy is primary with respect to any other insurance coverage available to PESRM or NGL, and that all provisions, except the policy limits, will operate in the same manner as if there were a separate policy covering such insured under each such policy;

(iv)              Cancellation Notice. Provide that the insurer endeavor to give thirty (30) days’ prior written notice of cancellation of such policies.

(d)                                                                                 PESRM shall furnish NGL with certificates evidencing that the insurance required to be obtained by PESRM is in effect within thirty (30) days after such insurance is required by this Agreement to be in effect.

RISK OF LOSS; DAMAGE, DESTRUCTION AND CONDEMNATION

5.1                               Risk of Loss. PESRM shall have care, custody and control of the Facility and shall bear the risk of loss, damage or destruction to the Facility at all times during the Term.

5.2                               Damage or Destruction of the Facility.

(a)                         If any portion of the Facility is damaged or destroyed (in whole or in part) at any time during the Term: (i) NGL shall not have an obligation to replace, repair, rebuild, restore or relocate the Facility or any portion thereof; (ii) there shall be no abatement or reduction in the amounts payable by PESRM under this Agreement (whether or not the Facility is replaced, repaired, rebuilt, restored or relocated); and (iii) PESRM shall, at its option, either (A) repair, replace, rebuild, restore or relocate the Facility, or (B) continue to pay the outstanding amounts due to NGL under this Agreement in accordance with the terms hereof.

(b)                         Any such repairs, replacements, rebuilding, restorations or relocations shall be subject to the following conditions:

(i)                                  all such repairs, replacements, rebuilding, restorations or relocations shall be effected with due diligence in a good and workmanlike manner and in compliance will all Applicable Law and be promptly and fully paid for by PESRM in accordance with the terms of the applicable contracts; and

(ii)                               the Facility shall be in substantially the same condition and value as an operating entity as existed prior to the damage or destruction.

(c)                          If PESRM elects to repair, replace, rebuild, restore or relocate the Facility, in the event insurance proceeds are not sufficient to pay in full the costs of such replacement, repair, rebuilding, restoration or relocation, PESRM shall nonetheless complete the work and pay from its own moneys that portion of the costs thereof in excess of such insurance proceeds. All such replacements, repairs, rebuilding, restoration or relocation made pursuant to this Section 5.2 shall automatically become a part of the Facility.

5.3                               Condemnation.

(a)                         If title to or use of the Facility shall be taken by condemnation (in whole or in part) at any time during the Term: (i) NGL shall not have an obligation to replace, repair, rebuild, restore or relocate the Facility or acquire, by construction or otherwise, facilities of substantially the same nature as the Facility (“Substitute Facilities”); (ii) there shall be no abatement or reduction in the amounts payable by PESRM under this Agreement (whether or not the Facility is replaced, repaired, rebuilt, restored or relocated or Substitute Facilities are acquired); and (iii) PESRM shall, at its option, either (A) repair, replace, rebuild, restore or relocate the Facility or acquire Substitute Facilities, or (B) continue to pay the outstanding amounts due to NGL under this Agreement in accordance with the terms hereof.

(b)                         Any such repairs, replacements, rebuilding, restorations, relocations or acquisitions of Substitute Facilities shall be subject to the following conditions:

(i)  all such repairs, replacements, rebuilding, restorations or relocations or such acquisition of Substitute Facilities shall be effected with due diligence in a good and workmanlike manner and in compliance will all Applicable Law and be promptly and fully paid for by PESRM in accordance with the terms of the applicable contracts; and

(ii)  the Facility or Substitute Facility shall be in substantially the same condition and value as an operating entity as existed prior to condemnation.

(c)                          If PESRM elects to repair, replace, rebuild, restore or relocate the Facility or acquire Substitute Facilities, in the event insurance proceeds are not sufficient to pay in full the costs of such replacement, repair, rebuilding, restoration or relocation or acquisition of Substitute Facilities, PESRM shall nonetheless complete the work or acquisition and pay from its own moneys that portion of the costs thereof in excess of such insurance proceeds. All such replacements, repairs, rebuilding, restoration or relocation or such acquisition of Substitute Facilities made pursuant to this Section 5.3 shall automatically become a part of the Facility.

TERMINATION

6.1                               Events of Default.

(a)                                                                 The following shall be “Events of Default” under this Agreement:

(i)                  PESRM fails to (i) pay or cause to be paid on the date due the amounts specified to be paid pursuant to Section 3.4(a) or 3.4(b), or (ii) pay or cause to be paid within five (5) Business Days of the date due the amounts specified to be paid pursuant to Section 3.4(c);

(ii)               PESRM fails to perform or observe any material covenant or obligation arising under this Agreement, where such failure shall continue for thirty (30) days after knowledge thereof by PESRM;

(iii)            PESRM files a petition commencing a voluntary case under the U.S. Bankruptcy Code, or for liquidation, reorganization, or for an arrangement pursuant to any other Applicable Laws related to bankruptcy or insolvency, or shall be adjudicated a debtor or be declared bankrupt or insolvent under the U.S. Bankruptcy Code, or any other Applicable Laws now or hereafter in effect relating to bankruptcy, insolvency, winding-up or adjustment of debts, or shall make, an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or if a petition commencing an involuntary case under the U.S. Bankruptcy Code or an answer proposing the adjudication of PESRM as a debtor or a bankrupt or proposing its liquidation or reorganization pursuant to the U.S. Bankruptcy Code any other Applicable Laws related to bankruptcy or insolvency shall be filed in any court and PESRM shall consent to or acquiesce in that filing or petition or answer shall not be discharged or denied within thirty (30) days after filing, unless a financially responsible Person reasonably acceptable to NGL assumes the obligations of PESRM under this Agreement in a timely fashion; and

(iv)           a custodian, receiver, trustee or liquidator of PESRM or of all or substantially all of the assets of PESRM shall be appointed in any proceeding brought by (a) PESRM or (b) against PESRM and is not discharged within sixty (60) days after that appointment or PESRM consents to or acquiesce in the appointment, unless a financially responsible Person reasonably acceptable to NGL assumes the obligations of PESRM under this Agreement in a timely fashion.

6.2                               Remedies on Default. Whenever an Event of Default shall have occurred, NGL may, to the extent permitted by law, including without limitation the provisions of the Uniform Commercial Code:

(a)                                 declare by written notice to PESRM, to be immediately due and payable, whereupon the same shall become immediately due and payable, all unpaid installment payments of the Substantial Completion Project Costs or Aggregate Project Costs, as applicable, payable pursuant to Sections 3.4(a) or 3.4(b), and any portion of the Development Fee that is accrued and outstanding payable pursuant to Sections 3.4(c) hereof; or

(b)                                 re-enter and, at NGL’s election, on thirty (30) days’ written notice to PESRM shut down and cease operation of the Facility, and, at its option, remove the Facility from the Property and either retain ownership of the Facility or sell all or any part of the Facility to a third party.

MISCELLANEOUS

7.1                               Notices. All notices required or permitted by this Agreement shall be in writing and shall be given by personal delivery or sent to the address of the Party as set forth below by registered or certified mail, postage prepaid, return receipt requested, reputable overnight courier, prepaid, receipt acknowledged, facsimile or mutually acceptable electronic means. Notices shall be deemed received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgment of receipt, in the case of notice by facsimile, the date the sending Party’s facsimile machine indicates successful transmission, and in the case of notice by electronic means, upon acknowledged receipt by the receiving Party. Rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be received as of the date such notice was deposited in the mail or delivered to the courier. Any Party may change its address to which notices should be sent to it by giving the other Party written notice of the new address in the manner set forth in this paragraph.

If to NGL:	If to PESRM:

NGL Energy Partners LP	Philadelphia Energy Solutions LLC
3773 Cherry Creek North Dr., Suite 1000	1735 Market Street
Denver, Colorado 80209	Philadelphia, PA 19103

Attn: Greg Blais	Attn: Thomas Scargle, SVP Supply
Phone: (303) 815-1010 x3124	Phone: (267) 238-4388
Facsimile: (303) 815-1011	Facsimile: (866) 456-1587
e-mail: gblais@highsierraenergy.com	e-mail: Thomas.Scargle@PES-Companies.com

7.2                               Confidentiality. To the full extent allowed by Applicable Law, each Party (the “Receiving Party”) shall maintain, for the benefit of the other Party (the “Disclosing Party”), in the strictest confidence all information pertaining to the financial terms of or payments under this Agreement, the Disclosing Party’s methods of operation, methods of the Facility, and the like, whether disclosed by the Disclosing Party or discovered by the Receiving Party, unless such information either (i) is in the public domain through no act or omission of the Receiving Party or its employees or agents, (ii) was already known to the Receiving Party, at the time of disclosure and which the Receiving Party is free to use or disclose without breach of any obligation to any person or entity or (iii) is required to be disclosed by Applicable Law. To the full extent permitted by law, neither Party shall use such information for its own benefit, publish or otherwise disclose it to others, or permit its use by others for their benefit or to the detriment of the other Party. Notwithstanding the foregoing, the Receiving Party may disclose such information to any auditor or to the Receiving Party’s lenders, attorneys, accountants and other personal advisors; any prospective purchaser of the Facility; or pursuant to lawful process, subpoena or court order; provided the Receiving Party, in making such disclosure, advises the party receiving the information of the confidentiality of the information and obtains the agreement of said party not to disclose the information.

7.3                               No Waiver. A Party’s failure in any one or more instances to insist upon strict performance of any of the provisions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of such Party’s right to assert or rely upon the terms of this Agreement. Any express waiver of a provision of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.

7.4                               Assignment. Neither Party shall assign this Agreement in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any purported assignment without such consent shall be null and void; except that this Agreement may be assigned by PESRM without consent (i) by sale, merger, sale of stock or otherwise or (ii) to any of its Affiliates. In addition, without prejudice to the foregoing, PESRM may assign or otherwise transfer any of its rights, title, interests, benefit or obligations under this Agreement to any other Person with the written consent of NGL, and NGL agrees it shall not unreasonably withhold or delay its consent if PESRM demonstrates to the reasonable satisfaction of NGL that the Person to whom the right, title interest or benefit in or under this Agreement is assigned or otherwise transferred to is reasonably capable of performing all of PESRM’s obligations in accordance with this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

7.5                               Modification. No modification or amendment to this Agreement shall be effective unless such modification or amendment shall be in writing and signed by the Parties.

7.6                               Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG ANY OF THEM ARISING UNDER, IN CONNECTION WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT.

7.7                               Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

7.8                               Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (i) the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those as to which it is held invalid, will remain in full force and effect, and (ii) the Parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

7.9                               Entire Agreement. This Agreement embodies the entire understanding and agreement among the Parties relative to the matters contained herein, and supersedes all prior negotiations, understandings or agreements in regard thereto, whether written or oral.

7.10                        Headings. The subject headings used in this Agreement are included for purposes of reference only, and shall not affect the construction or interpretation of any of its provisions.

7.11                        Further Acts. Upon reasonable request from a Party hereto, from time to time, each Party shall execute and deliver such additional documents and instruments and take such other actions as may be reasonably necessary to give effect to the intents and purposes of this Agreement.

7.12                        Authority. Each Party represents and warrants to the other Party that it has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

7.13                        Costs, Fees, and Expenses. Except as otherwise expressly provided for in this Agreement and any other related agreements, each Party shall bear its own costs and expenses (including legal and tax advisory fees) incurred in connection with the negotiation, preparation and execution of this Agreement, and any other related agreements (or any amendment or supplement to any of the foregoing), and the performance of obligations and the completion of the transactions contemplated hereby and thereby.

7.14                        No Beneficiaries. This Agreement and each and every provision hereof are for the exclusive benefit of the Parties and no third parties (including but not limited to creditors of any Party) are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Agreement.

7.15                        Remedies. All rights and remedies set forth in this Agreement are exclusive of any other rights or remedies that may be available to the Parties, whether provided by law, equity, statute, in any other agreement between the Parties or otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement is executed effective as of the day and year first above written.

NGL ENERGYPARTNERS LP

By:	/s/ James J. Burke
	Name:	James J. Burke
	Title:	President

PHILADELPHIA ENERGY
SOLUTIONS REFINING AND
MARKETING LLC

By:	/s/ Philip L. Rinaldi
	Name:	Philip L. Rinaldi
	Title:	Chief Executive Officer

Signature Page to Installment Sale And Purchase Agreement

EXHIBIT A

Facility Description

Facility includes but is not limited to the following:

•                  Two (2) unloading platforms:

•                  Platform 1 (Blending Butane Platform), located between Tracks 1 & 2, with 12 rolling gantries on each side, as well associated unloading stations.

•                  Platform 2 (Isobutane Platform), located between Tracks 3 & 4, with 12 rolling gantries on Track 3 side only, as well associated unloading stations.

•                  Unloading stations consist of a liquid hose, a vapor hose, control air line, and associated connections and valves, and automation.

•                  Eight (8) Utility stations consisting of air, nitrogen, and steam valves

•                  Two (2) operator weather shelters

•                  One (1) 45,000-gallon Pressurized Bullet for Storage of Butane

•                  One (1) Steam-Heated Butane Vaporizer and associated Condensate Pump

•                  Two (2) Butane Transfer Pumps

•                  Facility Track work consisting of:

•                  Approximately 15,340 linear feet of steel and/or wood tie track

•                  Approximately 14 Turnouts

•                  Approximately two (2) Crossovers

•                  Approximately three (3) Derails

•                  Approximately 16 Bumper Posts

•                  Associated miscellaneous equipment

•                  New ten (10) car storage on existing benzene rack

•                  One (1) Electrical Transformer

•                  One (1) Motor Control Center Building

•                  One (1) Blast Resistant Module serving as an Operator Shelter

•                  One (1) Control System (either PLC or DCS style) with Six (6) Control Panels

•                  Associated Fire Monitors and Deluge Systems

•                  Pipelines tying unloading platforms to Schuylkill River crossing header

•                  Vent line to existing flare

EXHIBIT B1

INITIAL AMORTIZATION SCHEDULE

Capital Expenditure During Construction

12.00% annual interest rate

1.00% monthly interest rate

	month	Capex	Initial Interest	#	monthly interest
5/15/2014	1	$5,000,000	$300,000	6	$50,000
6/14/2014	2	$5,000,000	$250,000	5	$50,000
7/15/2014	3	$10,000,000	$400,000	4	$100,000
8/14/2014	4	$10,000,000	$300,000	3	$100,000
9/14/2014	5	$5,000,000	$100,000	2	$50,000
10/14/2014	6	$5,000,000	$50,000	1	$50,000
11/14/2014	7	$5,000,000	$—	0	$50,000
Substantial Completion Cost		$45,000,000	$1,400,000		Assumes interest paid off at Substantial Completion

Loan Information

Loan Amount	$45,000,000
Annual Interest Rate	12.00%
Compound Period	Daily(365)
Term of Loan in Years	6.5
First Payment Date	12/1/2014
Payment Frequency	Monthly
Payment Type	End of Period

Summary

Rate (per period)	1.005%
Number of Payments	78
Total Payments	$66,530,130.89
Total Interest	$21,530,130.89

Monthly Payment
$835,001.68

Amortization Schedule	☒ Rounding On

			Additional
No.	Due Date	Payment	Payment	Interest	Principal	Balance
						$45,000,000.00
1	12/1/14	835,001.68		452,182.82	382,818.86	44,617,181.14
2	1/1/15	835,001.68		448,336.06	386,665.62	44,230,515.52
3	2/1/15	835,001.68		444,450.65	390,551.03	43,839,964.49
4	3/1/15	835,001.68		440,526.19	394,475.49	43,445,489.00
5	4/1/15	835,001.68		436,562.30	398,439.38	43,047,049.62
6	5/1/15	835,001.68		432,558.58	402,443.10	42,644,606.52
7	6/1/15	835,001.68		428,514.63	406,487.05	42,238,119.47
8	7/1/15	835,001.68		424,430.04	410,571.64	41,827,547.83

1

			Additional
No.	Due Date	Payment	Payment	Interest	Principal	Balance
9	8/1/15	835,001.68		420,304.41	414,697.27	41,412,850.56
10	9/1/15	835,001.68		416,137.32	418,864.36	40,993,986.20
11	10/1/15	835,001.68		411,928.36	423,073.32	40,570,912.88
12	11/1/15	835,001.68		407,677.11	427,324.57	40,143,588.31
13	12/1/15	835,001.68		403,383.13	431,618.55	39,711,969.76
14	1/1/16	835,001.68		399,046.01	435,955.67	39,276,014.09
15	2/1/16	835,001.68		394,665.31	440,336.37	38,835,677.72
16	3/1/16	835,001.68		390,240.58	444,761.10	38,390,916.62
17	4/1/16	835,001.68		385,771.40	449,230.28	37,941,686.34
18	5/1/16	835,001.68		381,257.30	453,744.38	37,487,941.96
19	6/1/16	835,001.68		376,697.85	458,303.83	37,029,638.13
20	7/1/16	835,001.68		372,092.58	462,909.10	36,566,729.03
21	8/1/16	835,001.68		367,441.04	467,560.64	36,099,168.39
22	9/1/16	835,001.68		362,742.75	472,258.93	35,626,909.46
23	10/1/16	835,001.68		357,997.25	477,004.43	35,149,905.03
24	11/1/16	835,001.68		353,204.07	481,797.61	34,668,107.42
25	12/1/16	835,001.68		348,362.72	486,638.96	34,181,468.46
26	1/1/17	835,001.68		343,472.73	491,528.95	33,689,939.51
27	2/1/17	835,001.68		338,533.60	496,468.08	33,193,471.43
28	3/1/17	835,001.68		333,544.83	501,456.85	32,692,014.58
29	4/1/17	835,001.68		328,505.94	506,495.74	32,185,518.84
30	5/1/17	835,001.68		323,416.41	511,585.27	31,673,933.57
31	6/1/17	835,001.68		318,275.75	516,725.93	31,157,207.64
32	7/1/17	835,001.68		313,083.42	521,918.26	30,635,289.38
33	8/1/17	835,001.68		307,838.92	527,162.76	30,108,126.62
34	9/1/17	835,001.68		302,541.72	532,459.96	29,575,666.66
35	10/1/17	835,001.68		297,191.30	537,810.38	29,037,856.28
36	11/1/17	835,001.68		291,787.10	543,214.58	28,494,641.70
37	12/1/17	835,001.68		286,328.61	548,673.07	27,945,968.63
38	1/1/18	835,001.68		280,815.26	554,186.42	27,391,782.21
39	2/1/18	835,001.68		275,246.52	559,755.16	26,832,027.05
40	3/1/18	835,001.68		269,621.81	565,379.87	26,266,647.18
41	4/1/18	835,001.68		263,940.59	571,061.09	25,695,586.09
42	5/1/18	835,001.68		258,202.28	576,799.40	25,118,786.69
43	6/1/18	835,001.68		252,406.31	582,595.37	24,536,191.32
44	7/1/18	835,001.68		246,552.09	588,449.59	23,947,741.73
45	8/1/18	835,001.68		240,639.05	594,362.63	23,353,379.10
46	9/1/18	835,001.68		234,666.60	600,335.08	22,753,044.02
47	10/1/18	835,001.68		228,634.12	606,367.56	22,146,676.46
48	11/1/18	835,001.68		222,541.04	612,460.64	21,534,215.82
49	12/1/18	835,001.68		216,386.72	618,614.96	20,915,600.86

2

			Additional
No.	Due Date	Payment	Payment	Interest	Principal	Balance
50	1/1/19	835,001.68		210,170.56	624,831.12	20,290,769.74
51	2/1/19	835,001.68		203,891.94	631,109.74	19,659,660.00
52	3/1/19	835,001.68		197,550.23	637,451.45	19,022,208.55
53	4/1/19	835,001.68		191,144.80	643,856.88	18,378,351.67
54	5/1/19	835,001.68		184,675.00	650,326.68	17,728,024.99
55	6/1/19	835,001.68		178,140.18	656,861.50	17,071,163.49
56	7/1/19	835,001.68		171,539.71	663,461.97	16,407,701.52
57	8/1/19	835,001.68		164,872.91	670,128.77	15,737,572.75
58	9/1/19	835,001.68		158,139.11	676,862.57	15,060,710.18
59	10/1/19	835,001.68		151,337.65	683,664.03	14,377,046.15
60	11/1/19	835,001.68		144,467.85	690,533.83	13,686,512.32
61	12/1/19	835,001.68		137,529.02	697,472.66	12,989,039.66
62	1/1/20	835,001.68		130,520.46	704,481.22	12,284,558.44
63	2/1/20	835,001.68		123,441.47	711,560.21	11,572,998.23
64	3/1/20	835,001.68		116,291.35	718,710.33	10,854,287.90
65	4/1/20	835,001.68		109,069.39	725,932.29	10,128,355.61
66	5/1/20	835,001.68		101,774.85	733,226.83	9,395,128.78
67	6/1/20	835,001.68		94,407.02	740,594.66	8,654,534.12
68	7/1/20	835,001.68		86,965.15	748,036.53	7,906,497.59
69	8/1/20	835,001.68		79,448.50	755,553.18	7,150,944.41
70	9/1/20	835,001.68		71,856.32	763,145.36	6,387,799.05
71	10/1/20	835,001.68		64,187.84	770,813.84	5,616,985.21
72	11/1/20	835,001.68		56,442.32	778,559.36	4,838,425.85
73	12/1/20	835,001.68		48,618.96	786,382.72	4,052,043.13
74	1/1/21	835,001.68		40,716.98	794,284.70	3,257,758.43
75	2/1/21	835,001.68		32,735.61	802,266.07	2,455,492.36
76	3/1/21	835,001.68		24,674.03	810,327.65	1,645,164.71
77	4/1/21	835,001.68		16,531.45	818,470.23	826,694.48
78	5/1/21	835,001.53		8,307.05	826,694.48	0.00

3

EXHIBIT B2

AMENDED AMORTIZATION SCHEDULE

Capital Expenditure During Construction

12.00% annual interest rate

1.00% monthly interest rate

	month	Capex	Initial Interest	#	monthly interest
5/15/2014	1	$5,000,000	$300,000	6	$50,000
6/14/2014	2	$5,000,000	$250,000	5	$50,000
7/15/2014	3	$10,000,000	$400,000	4	$100,000
8/14/2014	4	$10,000,000	$300,000	3	$100,000
9/14/2014	5	$5,000,000	$100,000	2	$50,000
10/14/2014	6	$5,000,000	$50,000	1	$50,000
11/14/2014	7	$5,000,000	$—	0	$50,000
Substantial Completion Cost		$45,000,000	$1,400,000		Assumes interest paid off at Substantial Completion

			Principal
			Repayment		Interest on Additional
Additional Borrowings		Capex	Through FC	#	borrowings
12/1/2014		$1,000,000	$382,818.86	5	$50,000
1/1/2015		$1,000,000	$386,665.62	4	$40,000
2/1/2015		$1,000,000	$390,551.03	3	$30,000
3/1/2015		$1,000,000	$394,475.49	2	$20,000
4/1/2015		$1,000,000	$398,439.38	1	$10,000
Balance at Final Completion		$48,047,049.62	$1,952,950.38		$150,000	Assumes interest paid off at Final Completion

Loan Information

Loan Amount	$48,047,050
Annual Interest Rate	12.00%
Compound Period	Daily(365)
Term of Loan in Years	6.08
First Payment Date	5/1/2015
Payment Frequency	Monthly
Payment Type	End of Period

Summary

Rate (per period)	1.005%
Number of Payments	73
Total Payments	$73,760,188.84
Total Interest	$23,760,188.84

Monthly Payment
$931,988.78

Amortization Schedule	☒ Rounding On

1

			Additional
			Payment /
No.	Due Date	Payment	(Borrowing)	Interest	Principal	Balance
						$48,047,049.62
1	5/1/15	931,988.78		482,801.12	449,187.66	47,597,861.96
2	6/1/15	931,988.78		478,287.45	453,701.33	47,144,160.63
3	7/1/15	931,988.78		473,728.43	458,260.35	46,685,900.28
4	8/1/15	931,988.78		469,123.60	462,865.18	46,223,035.10
5	9/1/15	931,988.78		464,472.50	467,516.28	45,755,518.82
6	10/1/15	931,988.78		459,774.66	472,214.12	45,283,304.70
7	11/1/15	931,988.78		455,029.61	476,959.17	44,806,345.53
8	12/1/15	931,988.78		450,236.88	481,751.90	44,324,593.63
9	1/1/16	931,988.78		445,395.99	486,592.79	43,838,000.84
10	2/1/16	931,988.78		440,506.46	491,482.32	43,346,518.52
11	3/1/16	931,988.78		435,567.80	496,420.98	42,850,097.54
12	4/1/16	931,988.78		430,579.51	501,409.27	42,348,688.27
13	5/1/16	931,988.78		425,541.09	506,447.69	41,842,240.58
14	6/1/16	931,988.78		420,452.05	511,536.73	41,330,703.85
15	7/1/16	931,988.78		415,311.87	516,676.91	40,814,026.94
16	8/1/16	931,988.78		410,120.04	521,868.74	40,292,158.20
17	9/1/16	931,988.78		404,876.04	527,112.74	39,765,045.46
18	10/1/16	931,988.78		399,579.34	532,409.44	39,232,636.02
19	11/1/16	931,988.78		394,229.42	537,759.36	38,694,876.66
20	12/1/16	931,988.78		388,825.74	543,163.04	38,151,713.62
21	1/1/17	931,988.78		383,367.76	548,621.02	37,603,092.60
22	2/1/17	931,988.78		377,854.94	554,133.84	37,048,958.76
23	3/1/17	931,988.78		372,286.72	559,702.06	36,489,256.70
24	4/1/17	931,988.78		366,662.55	565,326.23	35,923,930.47
25	5/1/17	931,988.78		360,981.87	571,006.91	35,352,923.56
26	6/1/17	931,988.78		355,244.10	576,744.68	34,776,178.88
27	7/1/17	931,988.78		349,448.68	582,540.10	34,193,638.78
28	8/1/17	931,988.78		343,595.02	588,393.76	33,605,245.02
29	9/1/17	931,988.78		337,682.54	594,306.24	33,010,938.78
30	10/1/17	931,988.78		331,710.65	600,278.13	32,410,660.65
31	11/1/17	931,988.78		325,678.75	606,310.03	31,804,350.62
32	12/1/17	931,988.78		319,586.24	612,402.54	31,191,948.08
33	1/1/18	931,988.78		313,432.51	618,556.27	30,573,391.81
34	2/1/18	931,988.78		307,216.94	624,771.84	29,948,619.97
35	3/1/18	931,988.78		300,938.92	631,049.86	29,317,570.11
36	4/1/18	931,988.78		294,597.81	637,390.97	28,680,179.14
37	5/1/18	931,988.78		288,192.98	643,795.80	28,036,383.34
38	6/1/18	931,988.78		281,723.80	650,264.98	27,386,118.36
39	7/1/18	931,988.78		275,189.60	656,799.18	26,729,319.18

2

			Additional
			Payment /
No.	Due Date	Payment	(Borrowing)	Interest	Principal	Balance
40	8/1/18	931,988.78		268,589.75	663,399.03	26,065,920.15
41	9/1/18	931,988.78		261,923.58	670,065.20	25,395,854.95
42	10/1/18	931,988.78		255,190.43	676,798.35	24,719,056.60
43	11/1/18	931,988.78		248,389.62	683,599.16	24,035,457.44
44	12/1/18	931,988.78		241,520.46	690,468.32	23,344,989.12
45	1/1/19	931,988.78		234,582.29	697,406.49	22,647,582.63
46	2/1/19	931,988.78		227,574.39	704,414.39	21,943,168.24
47	3/1/19	931,988.78		220,496.08	711,492.70	21,231,675.54
48	4/1/19	931,988.78		213,346.64	718,642.14	20,513,033.40
49	5/1/19	931,988.78		206,125.36	725,863.42	19,787,169.98
50	6/1/19	931,988.78		198,831.52	733,157.26	19,054,012.72
51	7/1/19	931,988.78		191,464.38	740,524.40	18,313,488.32
52	8/1/19	931,988.78		184,023.22	747,965.56	17,565,522.76
53	9/1/19	931,988.78		176,507.28	755,481.50	16,810,041.26
54	10/1/19	931,988.78		168,915.82	763,072.96	16,046,968.30
55	11/1/19	931,988.78		161,248.07	770,740.71	15,276,227.59
56	12/1/19	931,988.78		153,503.28	778,485.50	14,497,742.09
57	1/1/20	931,988.78		145,680.66	786,308.12	13,711,433.97
58	2/1/20	931,988.78		137,779.44	794,209.34	12,917,224.63
59	3/1/20	931,988.78		129,798.82	802,189.96	12,115,034.67
60	4/1/20	931,988.78		121,738.01	810,250.77	11,304,783.90
61	5/1/20	931,988.78		113,596.20	818,392.58	10,486,391.32
62	6/1/20	931,988.78		105,372.58	826,616.20	9,659,775.12
63	7/1/20	931,988.78		97,066.32	834,922.46	8,824,852.66
64	8/1/20	931,988.78		88,676.59	843,312.19	7,981,540.47
65	9/1/20	931,988.78		80,202.57	851,786.21	7,129,754.26
66	10/1/20	931,988.78		71,643.39	860,345.39	6,269,408.87
67	11/1/20	931,988.78		62,998.20	868,990.58	5,400,418.29
68	12/1/20	931,988.78		54,266.14	877,722.64	4,522,695.65
69	1/1/21	931,988.78		45,446.34	886,542.44	3,636,153.21
70	2/1/21	931,988.78		36,537.91	895,450.87	2,740,702.34
71	3/1/21	931,988.78		27,539.97	904,448.81	1,836,253.53
72	4/1/21	931,988.78		18,451.61	913,537.17	922,716.36
73	5/1/21	931,988.28		9,271.92	922,716.36	0.00

3